EXHIBIT 99

News Release

FOR RELEASE –– FEBRUARY 3, 2015

Daniel P. Huttenlocher, Cornell Dean, Named to
Corning Board of Directors

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today appointed Daniel P. Huttenlocher, vice provost and dean at Cornell University, to Corning’s Board of Directors, effective Feb. 3, 2015.

Huttenlocher will serve on the board’s finance and audit committees. He will hold office until Corning’s annual meeting of shareholders in April 2015, at which time he will stand for election to a one-year term. His appointment brings the number of Corning directors to 14.

Huttenlocher, 56, brings deep experience in technology innovation and commercialization, and expertise in developing next-generation products and services. He has served as vice provost and dean at the Cornell Tech campus in New York City since its founding in 2012. The tech campus actively fosters a culture of innovation within computer science, engineering, management, law, and broad societal and business applications of digital technologies. From 2001 to 2012, he held a variety of academic positions at Cornell, including dean of Computing and Information Science and professor of Computer Science and Technology Management.

Huttenlocher also held the roles of chief technology officer at Intelligent Markets, Inc., and principal scientist at Xerox Palo Alto Research Center, as well as various academic positions at Cornell earlier in his career. He currently serves as a director of the John D. and Catherine T. MacArthur Foundation, where he is chair of the investment committee and also a member of the budget and compensation committee and the nominating committee.

He holds a Ph.D. in computer science and a Master of Science degree in electrical engineering and computer science from the Massachusetts Institute of Technology, and a Bachelor of Arts degree in computer science and psychology from the University of Michigan.

About Corning Incorporated
Corning (www.corning.com) is one of the world’s leading innovators in materials science. For more than 160 years, Corning has applied its unparalleled expertise in specialty glass, ceramics, and optical physics to develop products that have created new industries and transformed people’s lives. Corning succeeds through sustained investment in R&D, a unique combination of material and process innovation, and close collaboration with customers to solve tough technology challenges. Corning’s businesses and markets are constantly evolving. Today, Corning’s products enable diverse industries such as consumer electronics, telecommunications, transportation, and life sciences. They include damage-resistant cover glass for smartphones and tablets; precision glass for advanced displays; optical fiber, wireless technologies, and connectivity solutions for high-speed communications networks; trusted products that accelerate drug discovery and manufacturing; and emissions-control products for cars, trucks, and off-road vehicles.

Media Relations Contact:
Daniel F. Collins
(607) 974-4197
collinsdf@corning.com

Investor Relations Contact:
Ann H.S. Nicholson
(607) 974-6716
nicholsoas@corning.com

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